Exhibit 10.1

Execution Version

STOCK PURCHASE AGREEMENT

dated as of

April 4, 2024

among

WME IMG, LLC

and

VINCENT K. MCMAHON

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TABLE OF CONTENTS

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STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (this “Agreement”) dated as of April 4, 2024 by and between WME IMG, LLC, a Delaware limited liability company (“Buyer”), and Vincent K. McMahon (“Seller”). Seller and Buyer are each sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”).

RECITALS

WHEREAS, Seller owns shares of Class A common stock of TKO Group Holdings, Inc., a Delaware corporation (the “Company”), par value $0.00001 per share (the “Common Stock”); and

WHEREAS, Seller desires to sell 1,642,970 shares of Common Stock (the “Shares”) to Buyer, and Buyer desires to acquire the Shares from Seller, upon the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the Parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01. Definitions.

(a) As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this Agreement, (i) Seller and Buyer shall not be deemed to be an Affiliate of the Company or any of its Subsidiaries and (ii) no investor in Endeavor Group Holdings, Inc., Endeavor Manager, LLC, Endeavor Operating Company, LLC or any of their respective Affiliates (other than Endeavor Group Holdings, Inc. and its Subsidiaries) shall be considered Affiliates of Buyer for any purposes herein.

“Applicable Law” means, with respect to any Person, any federal, state, provincial, local or foreign law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling, writ, stipulation or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Governmental Authority” means any transnational, domestic or foreign federal, state, county, municipal or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof, including any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government.

“knowledge” means (i) with respect to Seller, the actual knowledge of Vincent K. McMahon, and (ii) with respect to Buyer, the actual knowledge of Ariel Emanuel, Mark Shapiro or Jason Lublin.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, right of first refusal, voting agreement or trust, proxy or other adverse rights or claims of any kind in respect of such property or asset.

“NYSE” means the New York Stock Exchange.

“Organizational Documents” means, with respect to any Person, such Person’s certificate of incorporation or formation or organization, articles of organization, bylaws, partnership agreement, limited partnership agreement, limited liability company agreement, other operating agreement, stockholders’ agreement or other similar governing documents of such Person, each as amended through the date hereof.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof (including any person or group as defined in Section 13(d)(3) of the 1934 Act).

“Representatives” mean, with respect to any Party, such Party’s directors, officers, employees, Affiliates, subsidiaries, advisors (including without limitation, financial advisors, attorneys, accountants, actuaries and consultants) and agents.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at any time directly or indirectly owned by such Person.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Bankruptcy and Equity Exception	Section 3.01
Buyer	Preamble

Buyer Provided Information	Section 6.15
Closing	Section 2.02(a)
Closing Date	Section 2.02(a)
Common Stock	Recitals
Company	Recitals
Parties	Preamble
Purchase Price	Section 2.01
Sale	Section 2.01
Seller	Preamble
Shares	Recitals
Transaction Agreements	Section 6.08
Wire Transfer Instructions	Section 2.02(b)

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall be inclusive and not exclusive. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections are to Articles and Sections of this Agreement unless otherwise specified. Any capitalized terms used in any certificate or other document made or delivered pursuant hereto but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. As context requires, any masculine gender shall include the feminine and neuter genders; any feminine gender shall include the masculine and neuter genders; and any neuter gender shall include masculine and feminine genders. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law. The symbol “$” refers to United States Dollars, the lawful currency of the United States of America. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” References to “day” shall mean a calendar day unless otherwise indicated as a “Business Day.” Each Party has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision.

ARTICLE II
THE PURCHASE AND SALE

Section 2.01. Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all right, title and interest in and to the Shares, free and clear of all Liens (other than transfer restrictions arising under applicable securities laws and any Liens created by Buyer) in exchange for payment to Seller (or its designee) pursuant to Section 2.02(c) in the amount of $89.01 per Share, without interest, with an aggregate amount equal to $146,240,759.70 to be for all 1,642,970 Shares pursuant to Section 2.02(c) (the “Purchase Price”) (such transaction, the “Sale”).

Section 2.02. Closing.

(a) Upon the terms and subject to the conditions of this Agreement, the closing of the Sale (the “Closing”) shall take place as soon as practicable (but in any case no later than four Business Days) following the satisfaction of the conditions precedent specified in Section 2.03 (other than those conditions to be satisfied on the Closing Date, but subject to their satisfaction or waiver at or prior to the Closing), at the offices of Latham & Watkins LLP, 1271 Avenue of the Americas, New York, New York 10020, or at such other place or at such other time as Buyer and Seller may mutually agree (such date being the “Closing Date”).

(b) Prior to the Closing Date, Seller shall deliver to Buyer wire transfer instructions (the “Wire Transfer Instructions”) designating the bank account(s) to which the Purchase Price shall be paid by Buyer at the Closing.

(c) On the Closing Date, the Seller shall instruct the Company’s transfer agent and registrar, Equiniti (the “Transfer Agent”), to transfer ownership of the Shares on the Company's register of shareholders to the Buyer against payment of the Purchase Price, and Buyer shall cause to be paid to Seller (or its designee), by wire transfer of immediately available funds in an amount equal to the Purchase Price, which shall be delivered into the bank account(s) as set forth in the Wire Transfer Instructions. The Parties agree to coordinate any required closing deliveries with the Transfer Agent and agree to use reasonable best efforts to complete any Transfer Agent requirements and deliver any requested documents as promptly as practicable.

Section 2.03. Closing Conditions. The obligation of Buyer to effect the Closing is subject to the satisfaction or written waiver by Buyer as of the Closing of the following conditions:

(a) The representations and warranties of the Seller set forth in Section 3.04 shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date.

(b) The Transfer Agent shall have confirmed receipt of all necessary documents to transfer ownership of the Shares to Buyer on the Company’s register of shareholders.

(c) Buyer shall have received a certificate signed by Seller, dated as of the Closing Date, certifying that the conditions set forth in Sections 2.03(a) and (b) have been satisfied.

Section 2.04. Withholding Rights. Buyer and its Affiliates shall be entitled to deduct and withhold from the consideration payable hereunder such amounts as it is required to deduct and withhold under applicable U.S. federal, state, local or non-U.S. tax laws. Any such amounts so withheld and paid over to the applicable taxing authority shall be treated for all purposes of this Agreement as having been paid to Seller. At or prior to the Closing, Seller shall deliver to Buyer a valid and duly executed IRS Form W-9.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer that:

Section 3.01. Authority of Seller. Seller is an individual with the legal capacity to execute, deliver and perform his obligations under this Agreement. This Agreement has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery by Buyer, constitutes a legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity (the “Bankruptcy and Equity Exception”)).

Section 3.02. Governmental Authorization. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby require no consent, approval, authorization or permit of or other action by, or filing, declaration, registration with, or notification to any Governmental Authority other than:

(a) such consents, approvals, authorizations, permits, filings, declarations, actions, registrations, or notifications required as a result of the identity of Buyer or any of its Affiliates;

(b) any filings required under, and compliance with any other applicable requirements of, the 1933 Act, the 1934 Act and any other Applicable Laws concerning state or federal securities or the rules and regulations of the NYSE; or

(c) any consents, approvals, authorizations, permits, filings, declarations, actions, registrations, or notifications the absence of which would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated hereby.

Section 3.03. Non-contravention. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby do not and will not, (i) assuming that all consents, approvals, authorizations, permits, declarations, actions, or registrations described in Section 3.02 have been obtained and all filings and notifications described in Section 3.02 have been made, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law with respect to Seller, (ii) assuming that all consents, approvals, authorizations, permits, declarations, actions, or registrations described in Section 3.02 have been obtained and all filings and notifications described in Section 3.02 have been made, require any consents of, approvals of, authorizations of, permits with, filings with, declarations of, actions of, registrations with, or notifications to any Person the absence of which would cause, permit or give rise to a right of termination or cancellation, an acceleration of performance required or other change of any right or obligation or the loss of any benefit to which Seller is entitled under any term, condition or provision of any agreement or other instrument binding upon Seller or (iii) result in the creation or imposition of any Lien on any property or other asset of Seller, with only such exceptions, in the case of each of clauses (i) through (iii), as would not reasonably be expected to, individually or in the aggregate, prevent or materially impair or delay the ability of Seller to consummate the transactions contemplated by this Agreement.

Section 3.04. Title. Seller is the sole owner of, and has good, valid and marketable title to, the Shares, free and clear of any Liens, other than transfer restrictions under applicable securities laws. Upon transfer of the Shares to Buyer at the Closing in accordance with this

Agreement, Buyer will own all of the Shares free and clear of any Liens, except for transfer restrictions under applicable securities laws and any Liens created by Buyer.

Section 3.05. Absence of Litigation. There is no action, suit, investigation, proceeding or claim pending against, or, to the knowledge of Seller, threatened against, or any order, judgment, ruling or decree imposed upon, Seller or any of its Affiliates before (or, in the case of threatened actions, suits, investigations, proceedings or claims, would be before) or by, or any settlement agreement or other similar written agreement with, or continuing investigation by, any Governmental Authority that would reasonably be expected to prevent or materially impair or delay the consummation of the Sale or the other transactions contemplated by this Agreement.

Section 3.06. Finders’ Fees. Seller has not entered into any agreement or arrangement entitling any investment banker, broker, finder or financial advisor to any fee or commission in connection with the transactions contemplated by this Agreement for which Buyer or its Affiliates would be responsible.

Section 3.07. Independent Investigation. Seller is an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act, knowledgeable about the industry in which the Company operates, experienced in investments and sales of such businesses and understands the economic risk (including loss of future appreciation in value) associated with the Sale. Seller has such knowledge and experience as to be aware of the risks and uncertainties inherent in the sale of interests of the type contemplated in this Agreement, as well as knowledge of the Company and its subsidiaries (including their operations), and has independently made its own analysis and decision to enter into this Agreement and consummate the Sale. Seller has received all of the information that it considers necessary or appropriate for deciding whether to consummate the Sale and has had an opportunity to ask questions and receive answers from Buyer regarding the business, properties, prospects and financial condition of Buyer, as applicable, and to obtain additional information necessary to verify any information furnished to Seller or to which the Seller had access. Seller understands and acknowledges that Buyer and its Affiliates are in possession of information about the Company, its Affiliates and the Shares that is material and that has not been disclosed to Seller.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that:

Section 4.01. Corporate Existence and Power. Buyer is duly organized, validly existing and, where applicable, in good standing under the Applicable Laws of the jurisdiction of its organization. Buyer has all limited liability company or other organizational powers and all authority necessary to own or lease all of its properties and assets and to carry on its business as now conducted, except where the failure to have such power or authority would not, individually or in the aggregate, prevent or materially delay consummation of any of the transactions contemplated by this Agreement or otherwise have a materially adverse effect on the ability of Buyer to perform its obligations under this Agreement.

Section 4.02. Corporate Authorization. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby are within the organizational powers of Buyer and have been duly authorized by all necessary limited liability company or other organizational action on the part of Buyer and no approval by any of the equityholders of Buyer or its Affiliates is necessary to authorize the execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by Seller, constitutes a legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms (subject to the Bankruptcy and Equity Exceptions).

Section 4.03. Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby require no consent, approval, authorization or permit of or other action by, or filing, declaration, registration with, or notification to any Governmental Authority other than:

(a) such consents, approvals, authorizations, permits, filings, declarations, actions, registrations, or notifications required as a result of the identity of Seller or any of its Affiliates;

(b) any filings required under, and compliance with any other applicable requirements of, the 1933 Act, the 1934 Act and any other Applicable Laws concerning state or federal securities or the rules and regulations of the NYSE; or

(c) any consents, approvals, authorizations, permits, filings, declarations, actions, registrations, or notifications the absence of which would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated hereby.

Section 4.04. Non-contravention. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of Buyer, (ii) assuming that all consents, approvals, authorizations, permits, declarations, actions, or registrations described in Section 4.03 have been obtained and all filings and notifications described in Section 4.03 have been made, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law with respect to Buyer, (iii) assuming that all consents, approvals, authorizations, permits, declarations, actions, or registrations described in Section 4.03 have been obtained and all filings and notifications described in Section 4.03 have been made, require any consents of, approvals of, authorizations of, permits with, filings with, declarations of, actions of, registrations with, or notifications to any Person the absence of which would cause, permit or give rise to a right of termination or cancellation, an acceleration of performance required or other change of any right or obligation or the loss of any benefit to which Buyer is entitled under any term, condition or provision of any agreement or other instrument binding upon Buyer or (iv) result in the creation or imposition of any Lien on any property or other asset of Buyer, with only such exceptions, in the case of each of clauses (ii) through (iv), that would not reasonably be expected to, individually or in the aggregate, prevent or materially impair or delay the ability of Buyer to consummate the transactions contemplated by this Agreement.

Section 4.05. Finders’ Fees. Buyer has not entered into any agreement or arrangement entitling any investment banker, broker, finder or financial advisor to any fee or commission in connection with the transactions contemplated by this Agreement for which Seller or its Affiliates would be responsible.

Section 4.06. Absence of Litigation. As of the date of this Agreement, there is no action, suit, investigation, proceeding or claim pending against, or, to the knowledge of Buyer, threatened against, or any order, judgment, ruling or decree imposed upon, Buyer or any of its Affiliates before (or, in the case of threatened actions, suits, investigations, proceedings or claims, would be before) or by, or any settlement agreement or other similar written agreement with, or continuing investigation by, any Governmental Authority that would reasonably be expected to prevent or materially impair or delay the consummation of the Sale or the other transactions contemplated by this Agreement.

Section 4.07. Investment Intention. Buyer has knowledge and experience in financial and business matters, is capable of evaluating the merits and risks of acquiring the Shares. Buyer is an “accredited investor” as that term is defined in Regulation D promulgated under the 1933 Act. Buyer will acquire the Shares for investment purposes, for its own account and not with a view towards distribution or for sale in violation of the 1933 Act. Buyer is acting as principal, and not as agent, in connection with the Sale and Applicable Laws concerning federal and state securities. Buyer understands that the Shares have not been registered under the 1933 Act, or any Applicable Laws of securities, and cannot be sold unless subsequently registered under the 1933 Act or Applicable Laws concerning foreign securities or pursuant to an applicable exemption therefrom and pursuant to Applicable Laws concerning state securities, as applicable.

Section 4.08. Independent Investigation. Buyer is an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act, knowledgeable about the industry in which the Company operates, experienced in investments and sales of such businesses and understands the economic risk (including loss of future appreciation in value) associated with the Sale. Buyer has such knowledge and experience as to be aware of the risks and uncertainties inherent in the purchase of interests of the type contemplated in this Agreement, as well as knowledge of the Company and its subsidiaries (including their operations), and has independently made its own analysis and decision to enter into this Agreement and consummate the Sale. Buyer has received all of the information that it considers necessary or appropriate for deciding whether to consummate the Sale and has had an opportunity to ask questions and receive answers from the Company and Seller regarding the business, properties, prospects and financial condition of the Company, and to obtain additional information necessary to verify any information furnished to Buyer or to which Buyer had access. Buyer understands and acknowledges that Seller may be in possession of information about the Company, Seller, their respective Affiliates and the Shares (which may include material non-public information) that is material and that has not been disclosed to Buyer.

ARTICLE V
COVENANTS OF THE PARTIES

Section 5.01. Further Assurances. In case at any time after the Closing any further action is necessary, advisable or desirable to carry out the purposes of this Agreement or the transactions contemplated hereby or thereby, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party may reasonably request.

Section 5.02. Public Announcements. The initial press release and/or filing on Form 8-K with respect to the execution of this Agreement shall be made by Buyer in its sole discretion. Seller shall not issue any press release or otherwise make any public announcement or other communication concerning this Agreement or the transactions contemplated hereby without the prior written consent of Buyer other than a required filing on Form 4 or Schedule 13D or 13D/A of the Exchange Act.

ARTICLE VI
MISCELLANEOUS

Section 6.01. Termination. Prior to the Closing, this Agreement may only be terminated by:

(a) mutual written agreement of Seller and Buyer; or

(b) notice given by Buyer to Seller, if there have been one or more inaccuracies in or breaches of one or more representations, warranties, covenants or agreements made by Seller in this Agreement such that the conditions in Sections 2.03(a) or (b) would not be satisfied and which have not been cured by Seller five (5) days after receipt by Seller of written notice from Buyer requesting that such inaccuracies or breaches be cured.

Section 6.02. Effect of Termination. In the event of any termination of this Agreement in accordance with Section 6.01, neither party (or any of its Affiliates) shall have any liability or obligation to the other (or any of its Affiliates) under or in respect of this Agreement. In the event of any such termination, this Agreement shall become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto, in each case, except (a) as set forth in the preceding sentence and (b) that the provisions of Section 1.01, Section 6.03 and Sections 6.05 to 6.15 shall survive the termination of this Agreement.

Section 6.03. Notices. All notices, requests and other communications to any Party shall be in writing and shall be deemed given if delivered personally, telecopy faxed (which is confirmed), sent by electronic mail transmission (with confirmation of receipt of such electronic mail received by return electronic mail) or sent by international overnight courier (providing proof of delivery) to the parties at the addresses set forth below.

if to Buyer, to:

WME IMG, LLC

11 Madison Avenue

New York, NY 10011
E-mail: jlublin@endeavorco.com

skrauss@endeavorco.com

cbraun@endeavorco.com

rhilton@endeavorco.com

Attention: Jason Lublin

Seth Krauss

Courtney Braun

with a copy to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

E-mail: justin.hamill@lw.com

michael.anastasio@lw.com

benjamin.cohen@lw.com

Attention: Justin Hamill

Michael Anastasio

Benjamin Cohen

if to Seller, to:

Vincent K. McMahon

c/o McMahon Ventures

1055 Washington Blvd

Stamford, CT 06901

Email: cobvkm@outlook.com

with a copy to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Email: jennifer.lee@kirkland.com

jonathan.davis@kirkland.com

Attention: Jennifer Lee

Jonathan Davis

or to such other address, facsimile number or electronic mail address as such Party may hereafter specify for the purpose by notice to the other Party. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 6.04. Survival. Other than the representations and warranties set forth in Section 3.04, Section 3.06 and Section 3.07, which shall survive until 60 days following the statute of limitations, the representations, warranties, covenants and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Closing (except for any covenant or agreement of the Parties that by its express terms contemplates performance after the Closing) and all rights, claims and causes of action (whether based on contract, tort, equity or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any laws or otherwise and whether by or through attempted piercing of the corporate veil) with respect to such representations, warranties, covenants and agreements shall terminate at the Closing.

Section 6.05. Amendments and Waivers.

(a) Any provision of this Agreement may be amended, supplemented or waived in any and all respects, if, but only if, such amendment, supplement or waiver is in writing and is signed, in the case of an amendment or supplement, by each Party or, in the case of a waiver, by each Party against whom the waiver is to be effective.

(b) No failure or delay by any Party or Parties in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 6.06. Costs and Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement, the Sale and the other transactions contemplated by this Agreement shall be paid by the Party incurring such cost or expense.

Section 6.07. Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties and their successors and permitted assigns.

(b) No Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other Party; provided, however, that notwithstanding the foregoing, (i) Buyer shall be entitled to assign its rights and obligations under this Agreement to one or more Affiliates of Buyer without the prior consent of Seller; and (ii) no such assignment shall relieve Buyer of any of its obligations under this Agreement. Any purported assignment, delegation or transfer not permitted by this Section 6.07(b) is null and void.

Section 6.08. Governing Law. This Agreement and any other document or instrument delivered pursuant hereto (the “Transaction Agreements”), and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or any other Transaction Agreement or the negotiation, execution, termination, performance or nonperformance of this Agreement or any other Transaction Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or any other Transaction Agreement or as an inducement to enter into this Agreement or any other Transaction Agreement) shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 6.09. Jurisdiction. The Parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or any other Transaction Agreement or the transactions contemplated hereby or thereby shall be brought exclusively in the Delaware Chancery Court and any state appellate court therefrom within the State of Delaware (or, if the Delaware Chancery Court shall not have or declines to accept jurisdiction over a particular matter, any federal court located in the State of Delaware or other Delaware state court), and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 6.03 shall be deemed effective service of process on such Party.

Section 6.10. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER TRANSACTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 6.11. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective as delivery of a manually executed counterpart of this Agreement. Until and unless each Party has received a counterpart hereof signed by the other Parties, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 6.12. Entire Agreement. This Agreement and the other Transaction Agreements (and all exhibits and schedules hereto and thereto) constitute the entire agreement and understanding between the Parties with respect to the subject matter of this Agreement and the other Transaction Agreements and supersede all prior agreements and understandings, whether oral and written, between the Parties with respect to the subject matter of this Agreement.

Section 6.13. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable by any rule of law or public policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any Party. Upon such a determination that any term or other provision is invalid, illegal, void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by Applicable Law and in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 6.14. Specific Performance; Remedies. Seller acknowledges and agrees that Buyer would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached and money damages would not be an adequate remedy. Accordingly, in addition to the other remedies available to Buyer at law or in equity, Seller agrees that Buyer shall be entitled to seek equitable relief, including an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof (without the posting of bond or other security) in any action instituted in accordance with Section 6.09.

Section 6.15. Acknowledgement of No Other Representations or Warranties. Seller acknowledges that in making the determination to proceed with the transactions contemplated by this Agreement, it has relied solely on the representations and warranties expressly set forth in Article IV and the results of its own independent investigation and acknowledges that it has requested, received and reviewed all such information as Seller believes is necessary for evaluating the transactions contemplated by this Agreement. Seller acknowledges that Buyer is in possession of additional information relating to the Company and/or the Shares and Seller further acknowledges that it is prepared to sell the Shares to Buyer on the foregoing basis and waives any right to rescind or invalidate the sale of the Shares to Buyer or seek damages or any other remuneration from Buyer based on Buyer’s possession of any such additional information relating to the Company and/or the Shares or Seller’s lack of possession of any such additional information relating to the Company and/or the Shares. None of Buyer or any of its Affiliates or Representatives or any other Person makes any other express or implied representation or warranty, at law or in equity, with respect to Buyer or any of its Affiliates or as to the accuracy or completeness of any information regarding their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or any other information provided to Seller or its Affiliates or Representatives (any such information described in this Section 6.15, the “Buyer Provided Information”), notwithstanding the delivery or disclosure to Seller or its Affiliates or Representatives of any documentation, estimates, projections, forecasts or other information by Buyer, the Company or any of their respective Representatives or Affiliates with respect to any one or more of the foregoing, including any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of Buyer, the Company or any of their respective Affiliates or the future business, operations or affairs of Buyer, the Company or any of their respective Affiliates heretofore or hereafter delivered to or made available to Seller or its Representatives or Affiliates. To the fullest extent permitted by Applicable Law and subject to Section 6.14, except with respect to the representations and warranties contained in Article IV or any breach of any covenant or other agreement of Buyer contained herein, none of Buyer or any of its Affiliates or Representatives shall have any liability to Seller or its Affiliates or Representatives on any basis (whether based on contract, tort, equity or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any laws, including any applicable federal or state securities laws, or otherwise and whether by or through attempted piercing of the corporate veil) based upon any Buyer Provided Information or statements (or any omissions therefrom) provided or made available by Buyer or its Affiliates and Representatives to Seller or its Affiliates and Representatives in connection with the transactions contemplated by this Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers or signatories as of the date set forth on the cover page of this Agreement.

WME IMG, LLC By: /s/ Jason Lublin Name: Jason Lublin Title: Chief Financial Officer SELLER /s/ Vincent K. McMahon Vincent K. McMahon